Exhibit 10.7.3

AMENDMENT NO. 3

TO

ADMINISTRATIVE AND INVESTMENT SERVICES AGREEMENT

between

State Street Bank and Trust Company

and the

American Bar Retirement Association

WHEREAS, State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and the American Bar Retirement Association, an Illinois not-for-profit corporation (“ABRA”) have heretofore entered into an Administrative and Investment Services Agreement (As Amended and Restated), dated November 18, 2002 (the “AISA Agreement”);

WHEREAS, Section 16.07 of the AISA Agreement provides that it can be amended by written agreement between State Street and ABRA; and

WHEREAS, State Street and ABRA desire to amend the AISA Agreement to provide for an extension of its term, a change in State Street’s fees and a change in the amount and type of marketing services to be provided by State Street and in certain other respects.

NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration the receipt of which is hereby acknowledged, effective October 1, 2005, State Street and ABRA hereby agree as follows:

1. The last sentence of Section 7.06(b) is amended in its entirety to read as follows: “State Street and ABRA acknowledge that the earnings attributable to Trust assets transferred to such account shall accrue to the benefit of State Street and have been taken into account in their negotiations with respect to the fees payable to State Street under Section I of Appendix C attached hereto, and in furtherance thereof, State Street shall, from time to time as reasonably requested by ABRA, provide to it an accounting of the amount of such earnings.”

2. Section 8.01 is amended in its entirety to read as follows:

“State Street shall market the Program through the ABRA Program Services Unit to persons and entities who are Qualified Employers or who reasonably can be expected to become Qualified Employers. No later than the Board meeting during the third calendar quarter of 2005 and of each year thereafter until the Transfer Completion Date, State Street shall deliver to ABRA a proposed Annual Marketing Plan for the next succeeding calendar year. Each proposed Annual Marketing Plan shall contain proposals describing marketing activities and sales goals for the applicable period. Marketing activities shall include one or more of the following activities: (a) Creation of print materials and production of such materials, including, but not limited to, concepts, design work for literature and advertisements and advertisement placement; (b) purchase of images, photography and other art; (c) marketing website redesign, content development, optimization and ongoing maintenance of such content and web platform, to the extent not otherwise required by Section 6.05; (d) media for print and internet; (e) public relations; (f) events at seminars, conferences and other venues; (g) referral programs; (h) project management; (i) any other activities that State Street may designate. Each proposed Annual Marketing Plan also shall contain sales goals for the number of additional new Plans, net additional participants and new assets for the year derived from contributions and conversions less assets associated with Plans that cease participation in the Program (excluding assets withdrawn from the Program due to distributions to Participants on account of termination of employment, hardship or similar events) to be added to the Program, provided that such goals shall include (i) an increase of 14,500 net additional Participants by December 31, 2008 over the number of Participants as of December 31, 2002, and (ii) a description of the information (including demographic and other data as may be reasonably requested by ABRA) relied upon and the methodology used by State Street to develop such plan and sales goals. The proposed Annual Marketing Plan shall be presented in sufficient detail to enable ABRA to evaluate the level and type of effort, including the amount of the direct costs thereof, to be expended by State Street in carrying out such plan, it being understood that such expenditures shall in no event be less than (i) for the proposed marketing activities, $731,000 for 2005, and $900,000 for each of 2006, 2007 and 2008; and (ii) to achieve the proposed sales goals, $1,400,000 for each of 2005, 2006, 2007 and 2008.

ABRA shall review each such proposed Annual Marketing Plan and shall be entitled to make recommendations to State Street regarding such plan and the various marketing activities and sales goals set forth therein. ABRA and State Street shall consult with each other in good faith for the purpose of agreeing to such Annual Marketing Plan and marketing activities and sales goals set forth therein, prior to the meeting of the Board during the fourth calendar quarter during the year preceding the year covered by such plan. State Street shall carry out the Annual Marketing Plan as so agreed and shall use its best efforts to carry out the marketing activities and to achieve the annual sales goals established thereby. Notwithstanding the foregoing, ABRA and State Street may agree that the minimum amounts required to be expended pursuant to the Annual Marketing Plan for years beginning after December 31, 2005 shall be reallocated among marketing activities and the achievement of sales goals, provided that the aggregate annual amount of such expenditures shall in no event be less than $2,300,000.”

3. Section 8.02 is amended by adding the following new sentence at the end thereof: “The report required by this Section 8.02 for the fourth quarter of each calendar year shall contain an accounting of the direct expenditures made by State Street pursuant to the Annual Marketing Plan, by category, for the annual period covered by such report.”

4. Section 11.01 is amended by deleting the last sentence thereof in its entirety and by amending the penultimate sentence thereof (prior to such deletion) to read as follows: “The cost of such consultant shall be paid (or reimbursed) by the Trusts or the ABA Members Collective Trust subject to Section 13.04.”

5. Section 15.01 is amended by substituting the year “2008” for the year “2006” in each place where the latter year appears therein.

6. Section 15.03 is amended by deleting the last sentence thereof in its entirety.

7. The first sentence of Section 15.09 is amended in its entirety to read as follows: “State Street shall arrange for the transfer, no later than the Transfer Completion Date, of the assets of the Trusts and, to the extent applicable, the ABA Members Collective Trust, in accordance with the terms of the Trusts, the ABA Members Collective Trust and the ABA Members Plans to any person permissible under applicable laws and regulations and designated in writing by ABRA.”

8. Appendix A is amended by deleting in its entirety the last sentence of the eighth paragraph appearing under the caption “Standards Compliance Procedure” appearing therein and by amending the penultimate sentence thereof (prior to such deletion) to read as follows: “The cost of such survey shall be paid (or reimbursed) by the Trusts or the ABA Members Collective Trust subject to Section 13.04.”

9. Appendix C is amended by substituting the following new paragraphs (a) and (b), for paragraphs (a) and (b) appearing therein:

“(a) The Program Expense Fee shall be calculated according to the following schedule as applied to the aggregate value of assets held by the Funds described in Section 2.01 (plus $506,000 for the period beginning on October 1, 2005 and ending on December 31, 2005):

First $2 Billion	.40%
Next $1 Billion	.31%
Next $1 Billion	.21%
Over $4 Billion	.13%

(b) As of the first day of each month, State Street shall convert the amount of Program Expense Fee payable for such month, after any adjustment required by Appendix E, into a daily asset charge. Such daily charge shall be accrued each day as a charge against all Program assets other than those held under Self Managed Option accounts. Such accrued daily charges shall be paid to State Street at the end of each month.”

10. Appendix C is further amended by substituting the following new schedule for the schedule contained in Section II (captioned “Trust, Management and Administration Fee”):

“First $1 Billion	.211%
Next $1.8 Billion	.067%
Over $2.8 Billion	.029%”

11. Appendix E is amended by deleting from the chart set forth therein references to “Deletion of yearly participant account statement (Annual Plan Summary Statement)” and the corresponding “Fee Reduction.”

12. The provisions of this amendment shall be effective on and after October 1, 2005 and, except as modified hereby, the AISA Agreement shall remain in full force and effect, without modification or waiver.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized officers on this 18th day of August, 2005.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Philip Lussier
Title:	Senior Vice President

AMERICAN BAR RETIREMENT ASSOCIATION

By:	/s/ Stuart Lewis
Title:	President

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